EXHIBIT 10.6

                             STOCK OPTION AGREEMENT

Option agreement made on May 31, 2000 between China NetTV Holdings, Inc. a corporation organized and existing under the laws of Nevada, with its principal office located at Suite 830 - 789 West Pender Street, Vancouver, BC V6C 1H2, here referred to as the corporation, and Sinhoy Management Ltd., of 321 - 1228 Marinaside Cr., Vancouver, BC, a director of the corporation or one or more of its subsidiaries, here referred to as the optionee.

RECITALS
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The corporation desires, by affording the optionee an opportunity to purchase its common shares, as provided in this agreement, to carry out the purpose of the stock option plan of the corporation approved by its shareholders.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

                                   SECTION ONE
                                 GRANT OF OPTION

The corporation irrevocably grants to the optionee the right and option (the option), to purchase all or any part of an aggregate of one hundred thousand (100,000) common shares (this number being subject to adjustment ass provided in Section Seven of this agreement) on the terms and conditions set for the in this agreement.

                                   SECTION TWO
                                 PURCHASE PRICE

The purchase price of the common shares covered by the option shall be Two Dollars ($2.00) per share.

                                  SECTION THREE
                                 TERM OF OPTION

The option may be exercised by the optionee up until the date of termination of the optionee's employment or until the expiry date of the options of May 31, 2005. The corporation shall determine the date when the employment of the optionee terminated.

                                  SECTION FOUR
                               NONTRANSFERABILITY

This option shall not be transferable, and the option may be exercised, during the lifetime of the optionee, only by the optionee. More particularly (but without limiting the generality of the foregoing), the option may be not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to these provisions, and the levy of any execution, attachment or similar process on the option, shall be null and void.

                                  SECTION FIVE
                                    OPTIONEE

In consideration of the granting of the option, and regardless of whether or not the option shall be exercised, the optionee will devote the agreed upon time, energy and skill to the service of the corporation or one or more of its subsidiaries.

                                   SECTION SIX
                          CHANGES IN CAPITAL STRUCTURE

If all or any portion of the option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date of this agreement, as a result of which shares of any class shall be issued in respect of outstanding common shares, or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the option shall receive the aggregate number and class of shares which, if common shares (as authorized at the date of this agreement) had been purchased at the date of this agreement for the same aggregate price (on the basis of the price per share set forth in Section Two of this agreement) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share be issued on any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

                                  SECTION SEVEN
                           METHOD OF EXERCISING OPTION

Subject to the terms and conditions of this option agreement, this option may be exercised by written notice to the corporation, mailed or personally delivered to the corporation at the following address: Suite 830 - 789 West Pender Street, Vancouver, B.C. V6C 1H2. Such notice shall state the election to exercise the option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the option. The notice shall either: (a) be accompanied by payment of the full purchase price of the shares, in which event the corporation shall deliver a certificate or certificates representing the shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten
(10) business days from the date such notice is to be received by the corporation) for the payment of the full purchase price of the shares against delivery of a certificate or certificates representing the shares. Payment of the purchase price shall, in either case, be made by cheque payable to the order of the corporation.

The certificate or certificates for the shares as to which the option shall have been exercised shall be registered in the name of the optionee and another person jointly, with right of survivorship, and shall be delivered as provided above to or on the written order of the person or persons exercising the option. All shares that shall be purchased on the exercise of the option as provided in this agreement shall be fully paid and nonassessable.

                                  SECTION EIGHT
                     RESERVATION OF SHARES TO SATISFY OPTION

The corporation shall at all times during the term of the option reserve and keep available such number of common shares as will be sufficient to satisfy the requirements of this option agreement.

                                  SECTION NINE
                                   SUBSIDIARY

As used in this agreement, the term "subsidiary" shall mean any present or future corporation that would be a "subsidiary corporation" of the corporation, as that term is defined in Section 424 of the Internal Revenue Code of 1986.

                                   SECTION TEN
                                   SIGNATURES

For the Company:  China NetTV Holdings, Inc.     Attest:




/s/ Ernest Cheung                                /s/ Marc Hung
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Ernest Cheung, President                         Marc Hung, Director